EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Zions Bancorporation

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of Zions Bancorporation for the registration of up to 204,000 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 2002, with respect to the consolidated financial statements for the years ended December 31, 2001 and 2000, of Zions Bancorporation and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




Ernst & Young LLP

Salt Lake City, Utah
October 22, 2002